Exhibit 99.1

ComEd Statement regarding Proposed Public/Private Partnership

Last Updated: May 4, 2010, 6:45 p.m.

Over the last few weeks, ComEd and Exelon have been in discussions with state leaders about a public/private partnership to address critical energy supply and electric infrastructure issues, as well as broader economic concerns facing Illinois. To this end, ComEd and Exelon have put together a proposal, for the state’s consideration, that would cap electricity rates for four years, support jobs through a large capital investment in the state’s power grid, and provide critically needed funding to the state budget.

Specifically, the proposal would:

•	Provide $500 million to the state general fund to support critical, at-risk state programs affecting millions across the state.

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Cap residential and small commercial customers’ total rate for the next four years. (If electricity wholesale prices drop in the next four years, customers could alternatively seek better rates from competitive suppliers.)

•	Enable $1 billion in needed infrastructure investment to make the system more reliable and energy efficient, while supporting thousands of jobs.

•	Enable the construction of a new regional job training center to help train tomorrow’s labor force.

•	Create a long-term power agreement to keep rates stable through June 2017.

As stated in our proposal, expenditure of such resources by ComEd requires a mechanism for fair recovery of its actual and reasonable costs. We have proposed a process that mirrors the way the Federal Energy Regulatory Commission (FERC) sets ComEd’s transmission rates. It would preserve traditional prudence review, stakeholder intervention and ultimate ICC oversight.

We have shared this proposal for a public-private partnership with the elected leaders in Springfield and believe it to be mutually beneficial. The decision to proceed or not lies - as it should - with the elected officials who represent the people of Illinois.